CONOLOG REPORTS RESULTS FOR THE
FISCAL QUARTER ENDED JANUARY 31 2007
- Revenues Up 118% -

Somerville, NJ – March 16, 2007: Conolog Corporation (NASDAQ: CNLG) announced today the results for the three months ended January 31, 2007.

Product revenues increased 118% to $144,663 in the fiscal quarter ended January 31, 2007 compared to $66,275 in the fiscal quarter ended January 31, 2006.

Selling, General and Administrative expense was reduced by $94,090 for the three months ended January 31, 2007 compared to January 31, 2006. The Company attributes this improvement to increased efficiencies and outsourcing assemblies to ISO-9000 quality standards.

Other one-time, non-cash expenses for the three-month period ended January 31, 2007 included a Convertible Note benefit of $2,705,457; interest expense related to conversion of $363,610; and the amortization fees of $142,363.

As a result of the foregoing, the Company reported a net loss from continued operations of ($2.00) per share compared to ($0.54) per share for the quarters ended January 31, 2007 and 2006 respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.